Exhibit 8.1

[Letterhead of Simpson Thacher & Bartlett LLP]

November 24, 2003

Bedford Property Investors, Inc.

270 Lafayette Circle

Lafayette, California 94549

Ladies and Gentlemen:

We have acted as special tax counsel to Bedford Property Investors, Inc., a Maryland corporation (the “Company”), in connection with its issuance of 805,000 shares of 8.75% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Shares”), of the Company pursuant to the Purchase Agreement dated July 29, 2003 between the Company and RBC Dain Rauscher Inc.

We have examined the Registration Statement on Form S-3 (File No. 333-108908) (the “Registration Statement”) filed by the Company under the Securities Act of 1933, as amended (the “Act”), and the prospectus contained therein which pursuant to Form S-3 incorporates by reference the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, the Company’s Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2003, June 30, 2003 and September 30, 2003, and the Company’s Current Reports on Form 8-K filed with the Securities and Exchange Commission on March 20, 2003, July 21, 2003, and August 5, 2003 each as filed under the Securities Exchange Act of 1934, as amended. In addition, we have examined, and have relied as to matters of fact upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such other and further investigations, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the

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conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

For purposes of rendering the opinions stated below, we have assumed, the accuracy of the representations contained in the certificate of representations, dated as of the date hereof, provided to us by the Company (the “Certificate”). These representations generally relate to the operation and classification of the Company as a real estate investment trust (“REIT”), as defined in Section 856 of the Internal Revenue Code of 1986, as amended (the “Code”). For purposes of rendering the opinions set forth below, we have also assumed that the Company has been organized and operated and will continue to be organized and operated in the manner described in the Certificate, the Registration Statement and the applicable organizational documents of the Company and that all terms and provisions of such documents have been and will continue to be complied with.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.    For each of the Company’s taxable years beginning January 1, 1999 through December 31, 2002, the Company was organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code.

2.    From January 1, 2003 through the date hereof, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and the Company’s proposed method of operation, as described in the Certificate and under the assumptions herein, will enable the Company to continue to qualify as a REIT under the Code.

3.    The statements set forth in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences”, insofar as they purport to constitute summaries of matters of United States federal income tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects.

Qualification of the Company as a REIT will depend upon the Company’s satisfaction, through actual annual operating results and other annual requirements, of the various

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qualification tests contained in the Code and related Treasury regulations. We do not undertake to monitor whether the Company will, in fact, through actual annual operating results, satisfy the various qualification tests. Accordingly, no assurance can be given that the actual results of the Company’s operations for any particular taxable year will satisfy the tests necessary to qualify as or be taxed as a REIT under the Code.

Our opinion is based upon the Code, the Treasury regulations promulgated thereunder and other relevant authorities and law, all as in effect on the date hereof. Consequently, future changes in the law may cause the tax treatment of the transactions referred to herein to be materially different from that described above.

We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the federal law of the United States.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 8 to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus that forms part of the Registration Statement.

Very truly yours,

/s/    Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP